Exhibit 23.3
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP LLC:
We consent to the incorporation by reference in the registration statements (No. 333-148146 and No. 333-117023) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. of our report dated March 4, 2010, with respect to the consolidated balance sheets of Martin Midstream GP LLC as of December 31, 2009 and 2008 which report appears as Exhibit 99.1 to the December 31, 2009 annual report on Form 10-K of Martin Midstream Partners L.P. As discussed in note 4 to the consolidated balance sheets, effective January 1, 2009 Martin Midstream GP LLC adopted certain provisions of ASC 810-10-65 related to reporting non-controlling interests.
/s/ KPMG LLP
Shreveport, Louisiana
March 4, 2010